Brian Smith
ESI
503-672-5760
smithb@esi.com

ESI Announces First Quarter Fiscal 2016 Results

PORTLAND, Ore. – July 29, 2015 – Electro Scientific Industries, Inc. (NASDAQ:ESIO), an innovator of laser-based manufacturing solutions for the microtechnology industry, today announced results for its fiscal 2016 first quarter ended June 27, 2015. Financial measures are provided on both a GAAP and non-GAAP basis, which excludes the impact of purchase accounting, equity compensation, and other items.
First quarter revenue was $43.1 million, compared to $37.6 million in the fourth quarter of 2015 and $35.0 million in the first quarter of last fiscal year. GAAP net loss was $6.4 million or $0.20 per share. Non-GAAP net loss was $4.5 million or $0.14 per share.
“Overall, the first quarter was another quarter of solid progress toward our corporate revitalization as we grew our revenues, introduced key new products, controlled spending, improved earnings and generated positive cash flow from operations,” stated Ed Grady, president and CEO of ESI. “We continued to expand our product portfolio, leveraging common architectures, with the introduction of the JadeTM low-cost laser micromachining platform. JadeTM is adaptable to a range of configurations for different applications, and is targeted specifically at the China market.”
Bookings for the first quarter were $41.9 million, compared to $40.0 million in the prior quarter and $47.2 million last year. Grady continued, “Bookings reflected solid performance in our core business, with continued strong demand for our interconnect products and sequential growth in micromachining

ESI Announces First Quarter Fiscal 2016 Results

and service. Our LumenTM platform contributed with a new design win in the first quarter, and we are seeing additional customer interest early in the second quarter.”
GAAP gross margin was 36%. Non-GAAP gross margin was 37% compared to 38% in the prior quarter. Operating expenses were $21.5 million, which included $1.4 million of purchase accounting and stock compensation, and $0.2 million of one-time charges related to the Topwin acquisition and the Chelmsford facility closing. On a non-GAAP basis operating expenses were $19.9 million compared to $20.6 million last quarter. Non-GAAP operating loss was $4.1 million compared to $6.4 million in the fourth quarter.
Balance Sheet and Cash Flow
At quarter end, cash and investments were $58.5 million, up $0.9 million from last quarter. The company generated $2.3 million in cash from operations during the quarter. Inventories increased by $0.6 million, and trade receivables increased by $5.3 million. Accounts payable increased by $6.9 million.
Second Quarter 2015 Outlook
Revenues for the second quarter of fiscal 2016 are expected to be between $42 and $47 million. Non-GAAP loss per share is expected to be $0.10 to $0.15.
Grady concluded, "We continued to make progress against our long-term plan to grow revenue, achieve breakeven and return ESI to sustained profitable growth. In the past year we have leveraged ESI common architectures and technology to develop a strong portfolio of flexible modular systems to serve multiple applications in the micromachining, PCB, and semiconductor processing industries. Over the next year we expect to further expand our product portfolio which will enable us to achieve our goal of tripling our addressable market and drive revenue growth for many years to come. At the same time, we are optimizing our cost structure and driving lean programs across the company. As our new products gain traction in the market we expect top line growth, combined with our focus on cost control, to enable us to achieve our objective of returning the company to growth and profitability."

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2016 Results

The company will hold a conference call today at 10:00 a.m. ET. The session will include a review of the financial results, operational performance and business outlook, and also a question and answer period.
The conference call can be accessed by calling 888-339-2688 (domestic participants) or 617-847-3007 (international participants). The conference ID number is 74360533. A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through August 8, 2015, at 888-286-8010 (domestic participants) or 617-801-6888 (international participants), passcode 69159641. The webcast will be available on ESI’s website for one year.
Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of purchase accounting, equity compensation, restructuring charges and other items. We believe that this presentation of non-GAAP financial measures allows investors to better assess the company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.
About ESI
ESI’s integrated solutions allow industrial designers and process engineers to control the power of laser light to transform materials in ways that differentiate their consumer electronics, wearable devices, semiconductor circuits and high-precision components for market advantage. ESI’s laser-based manufacturing solutions feature the micro-machining industry’s highest precision and speed, and target

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2016 Results

the lowest total cost of ownership. ESI is headquartered in Portland, Ore., with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.

Forward-Looking Statements
This press release includes forward-looking statements about the markets we serve, growth, products, revenue, profitability, and earnings per share. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to the relative strength and volatility of the electronics industry—which is dependent on many factors, including component prices, global economic strength and political stability, timing of consumer product introductions and overall demand for electronic devices (such as semiconductors, printed circuit boards, displays, LEDs, capacitors and other components) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the health of the financial markets and availability of credit for end customers and related effect on the global economy; the volatility associated with the industries we serve which includes the relative level of capacity and demand, and financial strength of the manufacturers; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the risk that the company may not be able to ship products on the schedule required by customers, whether as a result of production delays, supply delays, or otherwise; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the risk that large orders and related revenues may not be repeated; the company’s need to continue investing in research and development; the company’s ability to hire and retain key employees; the company’s ability to create and sustain intellectual property protection around its products; the risk that competing or alternative technologies could reduce demand for our products; the risk that we may not be successful in penetrating new or adjacent markets; the risk that we do not successfully integrate Topwin Optoelectronics; the risk that our new products may not gain acceptance in the marketplace; the risk that new products may not be introduced to the market in the anticipated time frame or at all; the risk that our cost-reduction program will not result in the anticipated level of savings; foreign currency fluctuations; the risk that efficiencies realized from our site consolidation are not as large as expected; the company’s ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2016 Results

Electro Scientific Industries, Inc.
First Quarter Fiscal 2016 Results
(In thousands, except per share data)
(Unaudited)

Operating Results:
	Fiscal quarter ended
	Jun 27, 2015	Mar 28, 2015	Jun 28, 2014
Net sales:
Systems	$32,062	$26,156	$23,424
Service	11,029	11,415	11,606
Total net sales	43,091	37,571	35,030
Cost of sales:
Systems	21,285	18,488	16,934
Service	6,429	6,168	5,808
Total cost of sales	27,714	24,656	22,742
Gross profit	15,377	12,915	12,288
	36%	34%	35%
Operating expenses:
Selling, service and administration	12,617	12,451	12,153
Research, development and engineering	8,645	9,214	9,145
Impairment of goodwill	—	7,889	—
Acquisition and integration costs	154	465	—
Restructuring costs	62	2,069	—
Net operating expenses	21,478	32,088	21,298
Operating loss	(6,101)	(19,173)	(9,010)
Non-operating (expense) income:
Loss on cost method investment	—	(4,263)	—
Interest and other (expense) income, net	(5)	564	46
Total non-operating (expense) income	(5)	(3,699)	46
Loss before income taxes	(6,106)	(22,872)	(8,964)
Provision for (benefit from) income taxes	258	69	(713)
Net loss	$(6,364)	$(22,941)	$(8,251)
Net loss per share—basic	$(0.20)	$(0.75)	$(0.27)
Net loss per share—diluted	$(0.20)	$(0.75)	$(0.27)

*Certain reclassifications have been made to amounts reported in prior periods to conform to current period presentation.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2016 Results

Electro Scientific Industries, Inc.
First Quarter Fiscal 2016 Results
(Amounts in thousands)
(Unaudited)

Financial Position As Of:
	Jun 27, 2015	Mar 28, 2015
Assets
Current assets:
Cash and cash equivalents	$53,831	$50,994
Short-term investments	4,661	6,612
Trade receivables, net	49,234	42,295
Inventories	57,255	56,637
Shipped systems pending acceptance	2,127	2,516
Deferred income taxes, net	152	178
Other current assets	5,123	6,090
Total current assets	172,383	165,322
Non-current assets:
Property, plant and equipment, net	25,219	25,858
Non-current deferred income taxes, net	40	174
Goodwill	7,623	7,717
Acquired intangible assets, net	8,601	8,958
Trade receivables	2,054	3,656
Other assets	10,160	9,555
Total assets	$226,080	$221,240
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$16,390	$9,514
Accrued liabilities	18,336	18,472
Deferred income tax liability, net	174	173
Deferred revenue	14,961	12,376
Total current liabilities	49,861	40,535
Non-current income taxes payable	1,322	1,176
Deferred income tax liability, net	284	443
Other liabilities	2,302	1,765
Shareholders' equity:
Preferred and common stock	190,453	189,134
(Accumulated deficit) retained earnings	(18,105)	(11,741)
Accumulated other comprehensive loss	(37)	(72)
Total shareholders' equity	172,311	177,321
Total liabilities and shareholders' equity	$226,080	$221,240
End of period shares outstanding	31,321	30,704

*Certain reclassifications have been made to amounts reported in prior periods to conform to current period presentation.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2016 Results

Electro Scientific Industries, Inc.
Analysis of First Quarter Fiscal 2016 Results
(Dollars and shares in thousands)
(Unaudited)

	Fiscal quarter ended
	Jun 27, 2015	Mar 28, 2015	Jun 28, 2014
Sales detail:
Component Processing
Interconnect Products (IP)	20,645	18,382	16,216
Component Products (CP)	6,498	5,113	3,333
Semiconductor Products (SP)	11,141	6,617	10,749
	$38,284	30,112	30,298
Micromachining
Micromachining Products (MP)	4,807	7,459	4,732
Net Sales	$43,091	$37,571	$35,030

Gross margin %	36%	34%	35%
Selling, service and administration expense %	29%	33%	35%
Research, development and engineering expense %	20%	25%	26%
Operating loss %	(14%)	(51%)	(26%)
Effective tax rate %	(4%)	—%	8%
Weighted average shares outstanding - basic	31,177	30,923	30,353
Weighted average shares outstanding - diluted	31,177	30,923	30,353
End of period employees	691	695	618

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2016 Results

Electro Scientific Industries, Inc.
First Quarter Fiscal 2016 Results
(In thousands, except per share data)
(Unaudited)

Reconciliation of GAAP to Non-GAAP Financial Measures:
	Fiscal quarter ended
	Jun 27, 2015	Mar 28, 2015	Jun 28, 2014
Gross profit per GAAP	$15,377	$12,915	$12,288
Purchase accounting	266	298	447
Equity compensation	129	112	168
Charges for inventory write-off of discontinued products	—	952	—
Non-GAAP gross profit	$15,772	$14,277	$12,903
Non-GAAP gross margin	36.6%	38.0%	36.8%

Operating expenses per GAAP	$21,478	$32,088	$21,298
Purchase accounting	(455)	(90)	(90)
Equity compensation	(933)	(946)	(1,162)
Acquisition and integration costs	(154)	(465)	—
Restructuring costs	(62)	(2,069)	—
Impairment of goodwill	—	(7,889)	—
Non-GAAP operating expenses	$19,874	$20,629	$20,046
% of Net sales	46%	55%	57%

Operating loss per GAAP	$(6,101)	$(19,173)	$(9,010)
Non-GAAP adjustments to gross profit	395	1,362	615
Non-GAAP adjustments to operating expenses	1,604	11,459	1,252
Non-GAAP operating loss	$(4,102)	$(6,352)	$(7,143)
% of Net sales	(10%)	(17%)	(20%)

Non-operating (expense) income, net per GAAP	$(5)	$(3,699)	$46
Loss on cost method investment	—	4,263	—
Gain on liquidation of foreign subsidiary	—	(597)	—
Non-GAAP non-operating (expense) income	$(5)	$(33)	$46

Net loss per GAAP	$(6,364)	$(22,941)	$(8,251)
Non-GAAP adjustments to gross profit	395	1,362	615
Non-GAAP adjustments to operating expenses	1,604	11,459	1,252
Non-GAAP adjustments to non-operating expense	—	3,666	—
Income tax effect of other non-GAAP adjustments	(99)	(83)	(966)
Non-GAAP net loss	$(4,464)	$(6,537)	$(7,350)
% of Net sales	(10%)	(17%)	(21%)
Basic Non-GAAP net loss per share	$(0.14)	$(0.21)	$(0.24)
Diluted Non-GAAP net loss per share	$(0.14)	$(0.21)	$(0.24)

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2016 Results

Electro Scientific Industries, Inc.
First Quarter Fiscal 2016 Results
(Amounts in thousands)
(Unaudited)

Consolidated Condensed Statements of Cash Flows:
	Fiscal quarter ended
	Jun 27, 2015	Mar 28, 2015	Jun 28, 2014
Net loss	$(6,364)	$(22,941)	$(8,251)
Non-cash adjustments and changes in operating activities	8,691	11,969	8,988
Net cash provided by (used in) operating activities	2,327	(10,972)	737
Net cash provided by (used in) investing activities	469	(8,213)	17,234
Net cash used in financing activities	(130)	456	(4,362)
Effect of exchange rate changes on cash	171	(343)	389
NET CHANGE IN CASH AND CASH EQUIVALENTS	2,837	(19,072)	13,998
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	50,994	70,066	68,461
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$53,831	$50,994	$82,459

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com